SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

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☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☒ Definitive Information Statement

MITESCO, INC.

(Name of Registrant as Specified in Its Charter)

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MITESCO, INC.

1660 Highway 100 South, Suite 432

Saint Louis Park, Minnesota 55416

NOTICE OF ACTION BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

To the Stockholders of Mitesco, Inc.:

The accompanying Information Statement (the “Information Statement”) is being furnished to the stockholders of Mitesco, Inc., a Delaware corporation (the “Company”, “we”, or “Mitesco”) in connection with the Company’s receipt of approval by written consent, in lieu of a meeting, on December 18, 2022 from the record holders (the “Majority Stockholders”) of an aggregate of 220,829 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and 24,227 shares of Series X Preferred Stock, par value $0.01, (the “Series X Preferred Stock”), constituting approximately 69.2 of the voting power of the Company’s issued and outstanding voting capital stock as of December 18, 2022 to effect the actions described below. The Board of Directors (the “Board”) is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you that the Company has received written consent in lieu of a meeting of stockholders (the “Written Consent”) from holders of shares of voting stock representing approximately 69.2% of the total voting power of the Company as of December 18, 2022 to grant the Board discretionary authority to approve the amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) (in the event it is deemed advisable by our Board) to effect (a) a reverse stock split of our issued and outstanding shares of Common Stock, at a ratio to be determined in the discretion of our Board within a range of one (1) share of Common Stock for every two (2) to four (4) shares of Common Stock (the “Reverse Stock Split” and the “Amendment”):

A copy of the Amendment is attached to this Information Statement as Appendix A.

The Reverse Stock Split is more fully described in the accompanying Information Statement. The Written Consent was executed and delivered in accordance with the Delaware General Corporation Law (“DGCL”) and our bylaws, each of which permits that any action which may be taken by a majority of the voting power of the Company’s stockholders at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the voting power of the Company’s stockholders. The accompanying Information Statement is being furnished to all of our stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our stockholders of the Reverse Stock Split by the Written Consent before it becomes effective.

We are furnishing this Information Statement to stockholders in satisfaction of the notice requirement under Section 228 of the DGCL. No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents are afforded to stockholders as a result of the approval of the Amendment.

The entire cost of furnishing the Information Statement and related materials will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries, and other like parties to forward the Notice to the beneficial owners of the Common Stock held of record by them. The Company’s Board has fixed the close of business on December 18, 2022, as the record date (the “Record Date”) for the determination of stockholders who are entitled to receive this Information Statement.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Amendment can be filed with the Secretary of State of the State of Delaware and become effective is twenty (20) calendar days after this Information Statement is first sent or given to the stockholders.

THE ACCOMPANYING INFORMATION STATEMENT WAS MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 4, 2023. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Lawrence Diamond

Lawrence Diamond

Director, President & Chief Executive Officer

January 4, 2023

MITESCO, INC.

1660 Highway 100 South, Suite 432

Saint Louis Park, Minnesota 55416

INFORMATION STATEMENT

January 4, 2023

Action by Written Consent of Majority Stockholders

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to Mitesco, Inc., a Delaware corporation, as the “Company”, “Mitesco”, “we”, “us”, or “our”.

This Information Statement is being furnished by the Board of Directors (the “Board”) of the Company, to inform the stockholders as of December 18, 2022 (the “Record Date”), that on December 18, 2022 the holders of shares of voting stock representing approximately 69.2% of the voting power of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) approved by written consent (the “Written Consent”) the following:

Approval by holders of 220,829 shares of Common Stock and 24,227 shares of Series X Preferred Stock, constituting approximately 69.2% of the total voting power of the Company pursuant to the Written Consent, in lieu of a special meeting of the amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect (a) a reverse stock split of our issued and outstanding shares of common stock, $0.01 par value (the “Common Stock”), at a ratio to be determined in the discretion of our Board within a range of one (1) share of Common Stock for every two (2) to four (4) shares of Common Stock (the “Reverse Stock Split” and the “Amendment”).

This Information Statement is being furnished to all of our stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our stockholders of the approval of the Reverse Stock Split before it becomes effective.

The Board has fixed the close of business on December 18, 2022, as the Record Date for the determination of stockholders who are entitled to receive this Information Statement. This Information Statement was mailed on or about January 4, 2023 to stockholders of record as of the Record Date.

This Information Statement contains a brief summary of the material aspects of the Amendment approved by the Board and the holders of shares of voting stock representing approximately 69.2% of the total issued and outstanding shares of voting stock of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

THE REVERSE STOCK SPLIT

Pursuant to the authorization and approval of the Majority Stockholders, by written consent, the Board has been granted the authority to affect a reverse stock split of the Common Stock, as described below (the “Reverse Stock Split”). If the Board decides to implement the Reverse Stock Split, it will become effective through an amendment to our Articles of Incorporation, as amended (the “Amendment”). The proposed form of the Amendment to affect the Reverse Stock Split is attached as Appendix A to this Information Statement.

The Amendment permits (but does not require) the Board to affect a reverse stock split of the Company’s common stock by a ratio within a range of one-for-two (1:2) to one-for-four (1:4), such that a range of between every two (2) to four (4) shares of issued and outstanding shares of Common Stock will be converted into one (1) share of common stock. If the Board does not implement the Reverse Stock Split prior to December 18, 2025, the Board must again seek stockholder approval before implementing any Reverse Stock Split after that time. The Board reserves the right to elect to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in our best interests and the best interests of our stockholders.

The Reverse Stock Split will not affect the number of authorized shares of the Common Stock or our preferred stock.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on a national securities exchange. One of the listing requirements is that the bid price of the Common Stock is at a specified minimum per share (the “Minimum Bid Price”). Reducing the number of outstanding shares of the Common Stock should, absent other factors, result in an increase in the per share market price of the Common Stock, although we cannot provide any assurance that our minimum bid price would, following the Reverse Stock Split, remain over the Minimum Bid Price requirement of the national securities exchanges.

In addition, with a high number of issued and outstanding shares of Common Stock, the price per each share of Common Stock may be too low for the Company to attract investment capital on reasonable terms for the Company. We believe that the Reverse Stock Split will make the Common Stock more attractive to a broader range of institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split may make the Common Stock a more attractive and cost-effective investment for many investors, which may enhance the liquidity of the holders of the Common Stock.

Although reducing the number of outstanding shares of Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the Common Stock, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, or that the market price of the Common Stock will increase (proportionately to the reduction in the number of shares of the Common Stock after the Reverse Stock Split or otherwise) following the Reverse Stock Split or that the market price of the Common Stock will not decrease in the future.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing (the “Split Effective Time”) of the Amendment, with the Secretary of State of the State of Delaware, which will not be filed prior to the expiration of the twenty (20) day waiting period pursuant to Rule 14c-2 under the Exchange Act. The Company will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate effective time for the Reverse Stock Split. The Board may delay effecting the Reverse Stock Split without re-soliciting stockholder approval. In addition, the Board reserves the right to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the Reverse Stock Split.

As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been affected. If you hold shares of Common Stock in a book-entry form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split with instructions on how to exchange your shares. After you submit your completed transmittal letter, if you are entitled to post-split shares of our Common Stock, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of shares of Common Stock you hold.

Some stockholders hold their shares of Common Stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our Common Stock for a statement of holding. When you submit your certificate representing the pre-split shares of our Common Stock, your post-split shares of our Common Stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

Beginning on the effective time of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians, or other nominees will be instructed to affect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians, or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian, or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians, or other nominees.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Upon the Split Effective Time, the number of shares of Common Stock issued and outstanding will be reduced, depending upon the ratio determined by our Board within a range of 1:2 to 1:4. The Reverse Stock Split will not change the terms of the Common Stock. The Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Additionally, the Reverse Stock Split will have no effect on the number of shares of Common Stock that the Company is authorized to issue. The issued Common Stock will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act.

The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 4 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 4 shares.

After the Split Effective Time, the Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which are numbers used to identify our equity securities, and stockholders holding physical stock certificates with the older CUSIP numbers should exchange those stock certificates for stock certificates with the new CUSIP numbers by following the procedures enumerated in the letter of transmittal to be sent to our stockholders, as described below. Stockholders holding Common Stock in street name do not have to take any action, as the split will occur automatically on the Split Effective Time, as described below.

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the proposed Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Securities Exchange Act of 1934.

Because the number of authorized shares of Common Stock will not be reduced, an overall effect of the Reverse Stock Split of the outstanding common stock will be an increase in authorized but unissued shares of the Common Stock. These shares may be issued by our Board in its sole discretion. See “Anti-Takeover Effects of the Reverse Stock Split” below. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of the Common Stock and preferred stock. As of the date of this Information Statement, we do not have any current plans, arrangements or understandings relating to the issuance of any additional shares of authorized Common Stock that will become available following the Reverse Stock Split other than upon exercise of our currently outstanding options and warrants, the Series C Preferred Stock and the Series D Preferred Stock.

In deciding whether to implement the Reverse Stock Split and the specific Reverse Stock Split ratio to be used, the Board will consider primarily the satisfaction of the initial listing requirements of the national securities exchanges, as described above under the heading “Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split.” It may also consider, among other things: (i) the market price of the Common Stock at the time of the Reverse Stock Split; (ii) the number of shares that will be outstanding after the Reverse Stock Split; (iii) the stockholders’ equity at such time; (iv) the shares of Common Stock available for issuance in the future; (v) the liquidity of the Common Stock in the market and the improved liquidity that may result; and (vi) the nature of the Company’s operations. The Board will publicly announce the ratio selected for the Reverse Stock Split prior to the effectiveness of the Reverse Stock Split.

Anti-Takeover Effects of the Reverse Stock Split

The effective increase in our authorized and unissued shares as a result of the Reverse Stock Split could potentially be used by our Board to thwart a takeover attempt. The overall effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Stock Split could make the accomplishment of a merger or similar transaction more difficult, even if it is seemingly beneficial to our stockholders. Our Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.

As discussed above, the principal goals of the Company in effecting the Reverse Stock Split are to increase the ability of institutions to purchase our common stock and stimulate the interest in our common stock by analysts and brokers as well as comply with certain Minimum Bid Price requirements to increase the likelihood of listing our common stock on a national securities exchange. This Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

The Reverse Stock Split proposal is not a plan by our Board to adopt a series of amendments to our Certificate of Incorporation or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Effect on Preferred Stock

In connection with the Reverse Stock Split, the conversion price of each share of Series C preferred stock, par value $0.01 per share (the “Series C Preferred Stock”) and Series D Preferred stock, par value $0.01 per share (the “Series D Preferred Stock”), will be proportionately increased. In lieu of issuing fractional shares, the Company will round up to one whole share of our Series C and Series D Preferred Stock in the event a stockholder would be entitled to receive a fractional share of our Series C and Series D Preferred Stock. Each holder of Series C and Series D Preferred Stock will hold the same percentage of the outstanding Series C and Series D Preferred Stock immediately following the Reverse Stock Split as that stockholder did immediately before the Reverse Stock Split, except for adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

As of the Record Date, there were outstanding 1,038,078 shares of Series C Preferred Stock and 3,100,000 shares of Series D Preferred Stock.

The Certificate of Designations, Preferences and Rights of the Series X Preferred Stock provides that the number of votes per share of Series X Preferred Stock will be adjusted for stock splits and accordingly, the proportional voting power of the outstanding shares of post-split Series X Preferred Stock relative the outstanding shares of post-split Common Stock will not change as a result of the Reverse Stock Split.

As of the Record Date, there were outstanding 24,227 shares of Series X Preferred Stock.

Effect on Outstanding Stock Options and Warrants

All outstanding options and warrants to purchase shares of our Common Stock, including any held by our officers and directors, would be adjusted as a result of the Reverse Stock Split as well as all outstanding convertible debentures. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share or conversion price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the Reverse Stock Split.

Fractional Shares

No scrip or fractional shares will be issued in connection with the Reverse Stock Split. In lieu of issuing fractional shares, the Company will round up to one whole share of our Common Stock in the event a stockholder would be entitled to receive a fractional share of our Common Stock. Each holder of Common Stock will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as that stockholder did immediately before the Reverse Stock Split, except for adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

Accounting Matters

This proposed Amendment will not affect the par value of the Common Stock, Series C Preferred Stock, Series D Preferred Stock or Series X Preferred Stock per share. As a result, as of the Split Effective Time, the stated capital attributable to the Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

However, because the par value of the Common Stock will remain unchanged at the Split Effective Time, the components that make up the capital account will change by offsetting amounts.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of the Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of the Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold the Common Stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. holders generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

No gain or loss will be recognized by us as a result of the Reverse Stock Split. In lieu of issuing fractional shares, the Company will round up to one whole share of our Common Stock in the event a stockholder would be entitled to receive a fractional share of our Common Stock. The U.S. federal income tax consequences of the receipt of such an additional share of the Common Stock are not clear. Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each U.S. holder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

The Board of and Majority Stockholders of the Company approved the Amendment. None of the persons who have served as our officers or directors since the beginning of the Company’s last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in any matter described in this Information Statement, other than the interests held by such persons through their respective beneficial ownership of the shares of the Company’s capital stock set forth below in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

OUTSTANDING VOTING STOCK

As of the Record Date related to the Written Consent, the Company had 231,427,580 shares of Common Stock issued and outstanding, and 24,227 shares of Series X Preferred Stock issued and outstanding and 1,038,078 shares of Series C Preferred Stock issued and outstanding and 3,100,000 Series D Preferred Stock. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Each share of Series X Preferred Stock entitled the holder thereof to 20,000 votes per share (an aggregate of 9,690,800 votes) and votes together with the Common Stock. Each share of Series C Preferred Stock votes on an as converted basis and is currently entitled to 0,084 votes per share.

The holders of 220,829 shares of Common Stock and 24,227 shares of Series X Preferred Stock constituting 69.2% of the voting power as of December 18, 2022, executed and delivered to the Company the Written Consent approving the Amendment set forth herein.

The Delaware General Corporation Law provides in substance that unless the Company’s Certificate of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, approving the Amendment is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 18, 2022, regarding the beneficial ownership of our Common Stock, Series C Preferred Stock and Series X Preferred Stock by (i) each person (including any “group” as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors and “named executive officers;” and (iii) all of our directors and executive officers as a group. At December 18, 2022, we had 4,628,552 shares of Common Stock issued and outstanding, 1,047,619 Series C Preferred Stock issued and outstanding having an aggregate of 5,500 votes, and 24,227 shares of Series X Preferred Stock issued and outstanding, having an aggregate of 9,210,800 votes. Unless otherwise indicated, the address of each of the stockholders listed is 1660 Highway 100 South, Suite 432, Saint Louis Park, Minnesota 55416. Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of Common Stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of December 18, 2022 and shares of Common Stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Class” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned	Number of Shares of Series X Preferred Stock	Percentage of Series X Preferred Stock	Number of Shares of Series C Preferred Stock	Percent of Series C Preferred Stock	Number of Shares of Series D Preferred Stock	Percent of Series D Preferred Stock

Directors and Officers

Tom Brodmerkel (Director)(1)	31,750	0.7%	-	-
Larry Diamond (Director, Officer)(2)	158,193	3.4%	2,000	8.2%
Juan Carlos Iturregui (Director)(3)	26,932	0.6%	-
Jenny Lindstrom (7)	19,321	0.4%	-	-			25,000	0.8%
Faraz Naqvi (Director)(8)	26,750	0.6%	-	-
Sheila Schweitzer (Director)(9)	20,700	0.5%	-	-
Current Executive Officers and Directors as a group (6 Persons)	284,306	6.0%	2,000	8.2%			25,000	0.8%

5% or more shareholders
James Crone		-	2,884	11.9%
Louis DeLuca		-	2,400	9.9%
Anglo-Irish Management LLC (4)	24,691	0.5%	12,503	51.5%
Frank Lightmas	5,315	0.1%	3,204	13.2%
Cavalry Fund I, LLP(5)	263,111	5.4%			1,000,000	95.5%	750,000	24.2%
Mercer Street Global Opportunity Fund (6)	179,260	3.7%			47,619	4.5%	750,000	24.2%
Michael Howe Living Trust (10)	159,310	3.4%					500,000	16.1%
Anson Investments Master Fund LP	163,163	3.5%					562,500	18.1%
Anson East Master Fund LP	54,388	1.2%					187,500	6.0%

1. Consists of 8,333 shares of common stock, options to purchase 22,667 shares of common stock, and warrants to purchase 750 shares of common stock.

2. Consists of 138,016 shares of common stock and warrants to purchase an additional 20,177 shares of common stock.

3. Consists of 22,241 shares of common stock, options to purchase an additional 3,700 shares and warrants to purchase an additional 991 shares of common stock.

4. Based solely on a Schedule 13D filed by Anglo-Irish Management LLC (“Anglo”), Anglo received 24,691 shares of common stock as interest earned on shares of the Series X Preferred Stock and owns 12,503 shares of Series X Preferred. Upon the conversion of Series X Preferred Stock to Series D Preferred Stock and the subsequent conversion to Common Stock the 12,503 of Series X Preferred Stock will be extinguished and will get an additional 39,212 of Common Stock. Daniel Hollis is the Manager of Anglo-Irish Management LLC, and its business address is 9057A Selbourne Lane, Chatt Hills, GA 30268.

5. Cavalry Fund I LP owns 14,400 shares of common stock and 1,000,000 shares of Series C Preferred Stock. Includes 85,837 shares of common stock issuable upon conversion of the Series C Preferred Stock, 42,750 shares of common stock issuable exercise of the Series A Warrants and 42,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The fund also owns 750,000 shares of Series D Preferred Stock. Includes 15,000 shares of common stock issuable upon conversion of the Series D Preferred Stock and 31,500 shares of common stock issuable exercise of the Series A Warrants and 31,500 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company. Thomas P. Walsh is the manager of Cavalry Fund I LP and its principal business address is 82 E, Allendale Rd., Suite 5B, Saddle River, NJ 07458.

6. Mercer Street Global Opportunity Fund owns 6,150 shares of common stock and 47,619 shares of Series C Preferred Stock. This includes 4,604 shares of common stock issuable upon conversion of the Series C Preferred Stock 48,500 shares of common stock issuable upon the exercise of the Series A Warrants and 42,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The fund also owns 15,000 shares of common stock issuable upon conversion of 750,000 shares of Series D Preferred Stock, 31,500 shares of common stock issuable exercise of the Series A Warrants and 31,500 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company. Jonathan Juchno is the Chair of the Investment Committee of Mercer Street Global Opportunity Fund, LLC, and its principal business address is 107 Grand Street, 7th Floor, New York, New York 10013.

7. Consists of 543 shares of common stock, options to purchase an additional 15,000 shares of common stock and warrants to purchase 3,188 shares of common stock. Further includes 500 shares of common stock issuable upon conversion of 25,000 shares of Series D Preferred Stock.

8. Consists of 22,000 shares of common stock, options to purchase 4,000 shares of common stock, and warrants to purchase 750 shares of common stock.

9. Consists of options to purchase 20,700 shares of common stock.

10. Consists of 40,000 shares of common stock and options to purchase 18,000 shares of common stock. This further includes 10,000 shares of common stock issuable upon conversion of 500,000 shares of Series D Preferred Stock, 1,640 commitment fee shares, 68,670 shares of common stock issuable exercise of the Series A Warrants and 21,000 shares of common stock issuable upon exercise of Series B Warrants, without giving effect to the blocker described in the next sentence. The beneficial ownership limitation is initially set at 4.99% but may be increased to 9.99% upon 61 days’ notice to the Company.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. The Company may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our Common Stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to c/o Mitesco, Inc., 1660 Highway 100 South, Suite 432, Saint Louis Park, Minnesota 55416. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address or calling 1-844-383-8689.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement contains forward-looking statements, which reflect our views with respect to future events. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “intends,” “believes,” “will,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document, unless expressly set forth otherwise.

ADDITIONAL INFORMATION

The Company files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or Form 8-K/A and other information with the SEC.

Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System. Copies of such filings may also be obtained by writing to the Company at 1660 Highway 100 South, Suite 432, Saint Louis Park, Minnesota 55416.

By Order of the Board of Directors

/s/ Lawrence Diamond

Lawrence Diamond

Director, President & Chief Executive Officer

January 4, 2023

Appendix A

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND CERTIFICATE OF INCORPORATION OF

MITESCO, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Mitesco, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware does hereby certify:

The board of directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Certificate of Incorporation of the Corporation as follows:

That ARTICLE FOURTH shall be amended by replacing ARTICLE FOURTH in its entirety as follows:

“FOURTH: The total number of common shares of stock which the corporation shall have authority to issue is Five hundred million (500,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and ONE HUNDRED MILLION (100,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the board of directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the board of directors shall determine and, on such terms, and for such consideration as shall be fixed by the board of directors.”

“Effective at [•] Eastern Time, on the date of the effective date of this Certificate of Amendment to the Amended and Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each [2 to 4] shares, with the exact number of shares to be determined by the Board of Directors and publicly announced by the Corporation prior to the Effective Time, of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, the Company will round up to one whole share of our Common Stock in the event a stockholder would be entitled to receive a fractional share of our Common Stock as a result of the combination.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

This Certificate of Amendment shall be effective as of [•] at [•] Eastern Time.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Certificate of Incorporation this [•] day of _____, 2023.

Lawrence Diamond, CEO

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